FORM N-SAR
Exhibits 77Q1(a)

ECLIPSE FUNDS INC.
811-06175
For Period Ended 10/31/10

AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT

As of August 1, 2009, as Amended August 1, 2010

Board of Directors
Eclipse Funds Inc.
51 Madison Avenue
New York, NY 10010

Re: Expense Limitation Agreement

Dear Board of Directors:

(1)           This letter will confirm New York Life Investment Management LLC’s (“New York Life Investments”) intent that in the event the annualized ratio of total ordinary fund operating expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments and the fees and expenses of any other funds in which the Fund invests) to average daily net assets of the Class A shares of MainStay High Yield Opportunities Fund (the “Fund”), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds 1.30%, we will assume a portion of the Fund’ operating expenses in the amount of such excess.  An equivalent reduction will apply to the other share classes of the Fund.

New York Life Investments authorizes the Fund and the administrator to reduce our monthly management fees or reimburse the monthly expenses of the appropriate Classes of the Fund to the extent necessary to effectuate the limitations stated in this Section (1), consistent with the method set forth in Section (4) below.  New York Life Investments authorizes the Fund and its administrator to request funds from us necessary to implement the limitations stated in this Section (1).  New York Life Investments will pay to the Fund or Class any such amounts, consistent with the method set forth in Section (4) below, promptly after receipt of such request.

(2)         The expense caps set forth in this Agreement are effective from August 1, 2009 through February 28, 2011.

(3)         The foregoing expense limitations supersede any prior agreement regarding expense limitations with respect to the Fund and Classes.  Each expense limitation is an annual, not monthly, expense limitation, and is based on the fiscal year of the Fund.  Consequently, if the amount of expenses accrued by the Fund during a month is less than the Fund’s expense limitation, the following shall apply: (i) New York Life Investments shall be reimbursed by the respective Class(es) of the Fund in an amount equal to such difference, consistent with the method set forth in Section (4) below, but not in an amount in excess of any deductions and/or payments previously made during the year; and (ii) to the extent reimbursements are not made pursuant to Sub-Section 3(i), the Fund and/or Class shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the fiscal year of the Fund. During the term of this Agreement, New York Life Investments may recoup the amount of management fee waivers or expense reimbursements from the Fund or Class pursuant to this arrangement consistent with the method set forth in Section (4) below, if such action does not cause the Fund or Class to exceed existing expense limitations, and such action is taken during the fiscal year of the Fund in which New York Life Investments incurred the expense.

(4)         Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “18f-3 Plan”).  To this end, the benefit of any waiver or reimbursement of any management fee and any other “Fund Expense,” as such term is defined in the 18f-3 Plan, shall be allocated to all shares of the Fund based on net asset value, regardless of Class.

This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that a Fund is deemed to have paid a preferential dividend.  In the event of any conflict between any other term of this Agreement and this Section (4), this Section (4) shall control.

*           *           *

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:  /s/ Stephen P. Fisher
Stephen P. Fisher
Senior Managing Director

ACKNOWLEDGED:

ECLIPSE FUNDS INC.

By: /s/ Jack R. Benintende
Jack R. Benintende
Treasurer